UNITED STATES
                            SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
                               FILE REPORTS UNDER

         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-33191

                       VISUALMED CLINICAL SOLUTIONS CORP.
             (Exact name of registrant as specified in its charter)

                     101 CONVENTION CENTER DRIVE 7TH FLOOR

                             LAS VEGAS NV 89109 USA

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                   COMMON STOCK, PAR VALUE $0.0001 PER SHARE
                  PREFERRED STOCK, PAR VALUE $0.0001 PER SHARE
            (Title of each class of securities covered by this form)

                                      NONE
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)             [_]
      Rule 12g-4(a)(2              [_]
      Rule 12h-3( b)(1)(i)         [_]
      Rule 12h-3(b)(1)(ii)         [X]
      Rule 15d-6                   [_]
Approximate  number of holders of record as of the certification or notice date:
361

Pursuant   to   the  requirements  of  the  Securities  Exchange  Act  of  1934,
VISUALMEDCLINICAL SOLUTIONS CORP. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 14, 2010                        VISUALMED CLINICAL SOLUTIONS CORP.

                                              By: /s/ Gerard Dab

                                              ----------------------------------
                                              Gerard Dab, President and Chief
                                              Executive Officer
                                              (Principal Executive Officer)